UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 5, 2013
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On November 5, 2013, TOR Minerals International, Inc. (the "Company") announced its financial results for the third quarter ended September 30, 2013. Results for the third quarter of 2013 as compared to the third quarter of 2012 included:

  3Q13 revenue decreased 45% to $10.9 million
  3Q13 diluted net income of $113,000 versus 3Q12 diluted net income of $1.8 million
  3Q13 diluted earnings per share: $0.03 versus 3Q12 diluted EPS: $0.53
  Shareholders' equity as of September 30, 2013 was $ 11.78 per diluted share, versus $12.00 as of December 31, 2012
Revenue by Product Group (in 000's)	3Q13	3Q12	% Change
Specialty Aluminas	$4,309	$4,294	0%
TiO2 Pigments	4,221	13,399	-68%
Barium Sulfate and Other Products	2,340	2,221	5%
Total	$10,870	$19,914	-45%

* BARYPREM sales have been reclassified from Specialty Aluminas to Barium Sulfate and Other Specialty Minerals to make comparisons more meaningful.

As expected, revenue from titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, were affected adversely by continued weakness in the broader market for TiO2 and a large third-party order for SR in 2012 that did not recur this year. Specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD®, were $4.3 million, approximately unchanged from the prior year.  Barium sulfate and other product sales increased five percent, primarily due to increased volumes from new and existing BARTEX® customers in the United States, as well as an increase in volume for BARYPREM in Europe.

During the third quarter of 2013, gross margin decreased to 14.5 percent of revenue, versus 19.3 percent during the same period a year ago.  The decrease in year-over-year gross margin comparisons was primarily to lower average selling prices for TiO2 pigment products and the impact of a large third-party sale of SR in 2012 that did not recur this year.  Operating expenses decreased 5.9 percent to approximately $1.3 million.  During the third quarter, net income to common shareholders was $113,000, or $0.03 per diluted share, as compared to net income of $1.8 million, or $0.53 per diluted share, during the same period a year ago.

2

Commenting on results, Dr. Olaf Karasch, CEO of TOR Minerals, said, "Our strategic focus remains on product innovation and continuous reduction in production costs. While we expect near-term profitability will likely continue to be negatively affected by lower prices, lower fixed cost absorption, and the increased costs of raw materials and energy, improved production efficiencies and improve yields should help to partially offset these factors. In addition, our future results will benefit if our recently introduced specialty alumina and TiO2 color pigment products continue to gain market acceptance and these new specialty alumina and TiO2 color pigment products are showing promise."

TOR Minerals will host a conference call at 4:00 p.m. CDT on November 5, 2013, to further discuss its third quarter results. The call will be simultaneously webcast, and can be accessed via the "News" section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID #100622.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

3

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated November 5, 2013, announcing the Company's third quarter ended September 30, 2013 financial results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: November 5, 2013	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated November 5, 2013, announcing the Company's third quarter ended September 30, 2013 financial results
4